Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
AG Mortgage Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share(1)	457(c)	2,027,676	$7.435(2)	$15,075,771.06	0.00015310	$2,308.10
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amount					$15,075,771.06		$2,308.10
	Total Fees Previously Paid
	Total Fee Offsets							$—
	Net Fee Due							$2,308.10

(1)	The shares of common stock, par value $0.01 per share (“common stock”), may be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee, based on the average of the $7.51 (high) and $7.36 (low) prices for our common stock as quoted on the New York Stock Exchange (the “NYSE”) on August 12, 2025, in accordance with Rule 457(c) under the Securities Act.